NEWS RELEASE

FOR IMMEDIATE RELEASE

ULTRA PETROLEUM REPORTS STRONG FINANCIAL AND OPERATING RESULTS,
INDUSTRY-LEADING RETURNS, AND RECORD PRODUCTION FOR FIRST QUARTER 2010

HOUSTON, Texas – May 5, 2010 – Ultra Petroleum Corp. (NYSE: UPL) continued to deliver strong financial and operating performance for the first quarter of 2010. Highlights for the first quarter include:

•	Record natural gas and crude oil production of 48.5 Bcfe, an increase of 15 percent over the same period in 2009
•	Operating cash flow(1) of $188.9 million, up 52 percent from the same period a year ago
•	Earnings of $85.0 million, or $0.55 per diluted share – adjusted, an increase of 114 percent from 2009
•	Superior returns in the first quarter (adjusted): 69 percent cash flow margin(3) , 31 percent net income margin(2), 47 percent return on equity, and 21 percent return on capital employed

For the first quarter of 2010, production of natural gas and crude oil increased 15 percent to a record 48.5 billion cubic feet equivalent (Bcfe). This compares to production of 42.1 Bcfe during the first quarter of 2009 and production of 47.6 Bcfe for the fourth quarter of 2009. The company’s production for the first quarter was comprised of 46.6 billion cubic feet (Bcf) of natural gas and 321.9 thousand barrels of condensate.

Ultra Petroleum reported operating cash flow(1) of  $188.9 million for the quarter-ended March 31, 2010, a 52 percent increase over the same period in 2009. Adjusted net income was $85.0 million, or $0.55 per diluted share for the first quarter of 2010. This compares to $39.7 million, or $0.26 per diluted share in the first quarter of 2009, which represents a 114 percent increase from the same period a year ago. Net income, as reported, was $202.4 million and included an unrealized mark-to-market gain of $117.4 million net of taxes on the company's commodity hedges. This unrealized gain is typically excluded by the investment community in published estimates.

“Once again, Ultra Petroleum delivered strong results for its shareholders. We operate one of the lowest cost structures, allowing net income breakeven at a $2.52 per Mcfe natural gas price and a cashflow breakeven of $1.25 per Mcfe. During the quarter, Ultra sustained healthy cash flow margins of 69 percent, 31 percent net income margin, 47 percent return on equity, and 21 percent return on capital,” stated Michael D. Watford, Chairman, President and Chief Executive Officer.

During the first quarter of the year, Ultra Petroleum’s average realized natural gas price, including realized gains and losses on commodity derivatives, was $5.37 per thousand cubic feet (Mcf). This compares to $4.46 in the first quarter of 2009, an increase of 20 percent. Excluding realized gains and losses on commodity derivatives, the company’s average price for natural gas was $5.38 per Mcf for the first quarter of 2010. This compares to $3.95 in the first quarter of 2009, an increase of 36 percent. The realized condensate price in the first quarter of 2010 was $69.52 per barrel (Bbl), as compared to $28.56 per Bbl for the same period in 2009, an increase of 143 percent.

“We take comfort in our legacy position in Pinedale and its long-term profitability. Our realized natural gas prices, not including hedges, is 36 percent higher than the first quarter of 2009, while comparatively Henry Hub pricing is marginally ahead. Once again with our low cost structure, the increases in realizations go straight to our bottom line,” commented Watford.

Wyoming - Operational Highlights

Ultra’s Pinedale drilling campaign continues to be enhanced through increased efficiency gains, evidenced in part by record drilling performance. In the first quarter, Ultra drilled 45 gross (20 net) wells. On an operated basis, Ultra set a new all-time record averaging 15.6 days per well spud to total depth (TD), which compares to an average of 22.7 days in the first quarter of 2009 and is a 31 percent improvement over the prior year period. Further, Ultra recently set a new Pinedale record in drilling time reaching 13,500 feet in 10.25 days as compared to the previous record of 10.75 days. In addition, 92 percent of the wells drilled in the first quarter reached TD in 20 days or less while 53 percent were drilled in less than 15 days. Total days per well, as measured by rig-release to rig-release averaged 19.7 days for the first quarter, a decrease of 36 percent over the first quarter of 2009. Total rig days, which sums the number of days Ultra-operated rigs were employed in Pinedale during the first quarter was 749, as compared to 1,101 days over the same period a year ago. Remarkably, Ultra drilled 6 percent more wells in the first quarter 2010, while the number of rig days decreased by 32 percent. These significant improvements in operating efficiencies translate into continued cost reductions. Ultra’s completed well costs averaged $4.8 million for the first quarter of 2010, as compared to $5.0 million for the first quarter of 2009.

Improving Efficiencies
	2007	2008	2009	Q1 2010
Spud to TD (days)	35	24	20	16
Rig release to rig release (days)	48	32	24	20
% wells drilled < 20 days	2%	27%	73%	92%
Well cost – pad ($MM)	$6.2	$5.5	$5.0	$4.8

For the first quarter 2010, Ultra Petroleum’s gross operated production volumes in Pinedale averaged 695 million cubic feet (MMcf) per day, which ranks the company as the largest operator in the field. Ultra’s seven operated rigs remain in the more prolific areas of the Pinedale field where the wells are more productive, leading to higher initial production (IP) rates and reserves per well estimates. The average Ultra-operated IP rate for wells brought on line during the first quarter of 2010 was 9,800 Mcf per day, and the average estimated ultimate recovery (EUR) for the Ultra-operated wells was 6.1 Bcfe.

Pennsylvania - Operational Highlights

Ultra Petroleum continues to execute its planned horizontal Marcellus Shale drilling program with successful results widely dispersed across the company’s acreage holdings. During the first quarter 2010, Ultra’s production in Pennsylvania reached 64 MMcf per day gross (32 MMcf per day net) and remains on track to achieve the company’s projected 2010 net exit rate of 130 MMcf per day. In the first quarter 2010, Ultra drilled 26 gross (16 net) wells in Pennsylvania. As of April 30, there are 22 horizontal wells producing in Pennsylvania. The average IP rate for the wells is 7,700 Mcf per day, which exceeds the company’s current type curve estimates by 38 percent.

Since commencing its horizontal drilling program in May 2009, the company has demonstrated significant improvements in operating efficiencies. During the first quarter, the company averaged 9.5 days from spud to TD for Ultra-operated wells. This compares to an average of 12.6 days for Ultra-operated horizontal wells drilled in 2009, or a 25 percent decrease. Total days per well, as measured by rig-release to rig-release averaged 14.6 days for the first quarter, an improvement of 30 percent over the Ultra-operated wells drilled during 2009.

To date, nearly fifty percent of the company’s gross acreage position in Pennsylvania is covered by 3-D seismic. The company expects this seismic data will enable Ultra and its partners to identify future drilling prospects and improve the company’s ability to position drilling units optimally, allowing for longer drilling laterals with a higher percentage of the horizontal section remaining in the targeted zone.

The company upgraded the meter station on its Dominion pipeline interconnect to 80 MMcf per day during the quarter and has now obtained a total of 365 MMcf per day of pipeline interconnect capacity. Ultra has diligently maintained a pace of securing pipeline interconnect capacity in excess of its drilling campaign. By mid-year, the aggregate interconnect capacity is expected to exceed 750 MMcf per day.

“We are aggressively de-risking our concentrated and high-graded Marcellus acreage position with excellent results. On a project basis, we plan to have over 170 horizontal Marcellus wells drilled on our acreage by year-end 2010,” Watford added.

Commodity Hedges

The total volume of commodity hedges for the remainder of 2010 currently is 76.7 Bcf at an average realized price of $5.49 per Mcf. In 2011, the total volume of commodity hedges is 73.0 Bcf at an average realized price of $5.61 per Mcf.

As of today, Ultra Petroleum has the following positions in place to mitigate its commodity price exposure:

	Total	Average Price		Total	Average Price
2010	Volume	at Point of Sale	2011	Volume	at Point of Sale
			Q1 2011	18.0 Bcf	$5.61 Mcf
Q2 2010	26.4 Bcf	$5.48 Mcf	Q2 2011	18.2 Bcf	$5.61 Mcf
Q3 2010	26.7 Bcf	$5.48 Mcf	Q3 2011	18.4 Bcf	$5.61 Mcf
Q4 2010	23.6 Bcf	$5.50 Mcf	Q4 2011	18.4 Bcf	$5.61 Mcf
Total 2010	76.7 Bcf	$5.49 Mcf	Total 2011	73.0 Bcf	$5.61 Mcf

Natural Gas Marketing Update

The table below provides a historical and future perspective on average annual basis differentials for Wyoming natural gas (NW Rockies) and premium markets in the Northeast (Dominion South). It illustrates the permanent tightening in the basis differential that occurred in 2009 and is expected to continue as reflected in the future natural gas strip. One of the primary reasons the basis differential has significantly tightened is due to the Rockies Express Pipeline (REX) being placed in-service in 2009. REX delivers 1.8 Bcf per day of natural gas from the Rockies into the traditionally higher value natural gas markets in the Northeast. The basis differential is expressed as a percentage of Henry Hub.

Basis Differential as a Percentage (%) of Henry Hub
	2006	2007	2008	2009	2010 YTD	2010 Balance	2011	2012
NW Rockies	78	58	69	77	97	91	92	93
Dominion South	104	105	105	107	106	103	102	101

“Ultra’s total revenue mix will dramatically shift in 2010, with half being priced outside the Rockies. In previous years, 100 percent of our revenues were based upon Opal natural gas prices. Simply stated, we were a Rockies price taker. Now with REX being fully operational into the Northeast, married with our increasing Marcellus production, we estimate that in 2010 almost half of Ultra’s natural gas will receive premium gas prices in the Northeast. Over the next few years, as Ultra’s production continues to increase in the Northeast, a larger and larger percentage of revenues will be derived from the premium priced markets. Higher price realizations coupled with a consistent low cost structure, translates into the company earning wider margins,” commented Watford. “The recent FERC approval of the Bison and Ruby pipeline projects, both of which are originating in Wyoming and being constructed in the next twelve months, gives additional strength to the relative improvement in Rockies gas prices and decreasing basis differentials,” stated Watford.

Production Guidance

Ultra Petroleum is confirming its previous annual natural gas and crude oil production guidance for 2010 of 209 – 216 Bcfe. Production for 2010 is expected to grow approximately 20 percent to 215 Bcfe as compared to 2009’s record annual production of 180.1 Bcfe.

Production guidance for the second quarter of 2010 is listed in the table below.

2010 Estimated Production (Bcfe)
2nd Quarter (E)	Full-Year 2010
50-51	209 – 216

Price Realizations and Differentials Guidance

In the second quarter of 2010, the company’s realized natural gas price is expected to average 4 to 6 percent below the NYMEX price due to regional differentials, before consideration of any hedging activity. Realized pricing for condensate is expected to be about $10.00 less than the average NYMEX crude oil price.

Expense Guidance

The following table presents the company’s expected expenses per Mcfe assuming a $4.24 per mmbtu Henry Hub natural gas price and a $84.20 per Bbl NYMEX crude oil price:

Costs Per Mcfe	Q2 2010
Lease operating expenses	$ 0.22 – 0.24
Production taxes	$ 0.46 – 0.48
Gathering fees	$ 0.24 – 0.26
Transportation charges	$ 0.32 – 0.34
Depletion and depreciation	$ 1.07 – 1.09
General and administrative – total	$ 0.12 – 0.13
Interest and debt expense	$ 0.25 – 0.26
Total costs per Mcfe	$ 2.68 – 2.80

Income Tax Guidance

For the year, Ultra projects a 35.5 percent effective tax rate (based on adjusted net income) with approximately 2 to 3 percent of that amount expected to be currently payable.

Other Events During the Quarter

Ultra Petroleum closed the previously announced strategic Pennsylvania Marcellus Shale acquisition on February 22, 2010. Also during the first quarter 2010, Ultra high-graded and consolidated its current area of mutual interest with its legacy-acreage partner and amended the existing boundary. The company’s leasehold now consists of approximately 413,000 gross (225,000 net) acres across its core position in Tioga, Bradford, Lycoming, and Potter counties in north-central Pennsylvania and the adjacent counties of Clinton and Centre.

Ultra Petroleum’s wholly-owned subsidiary, Ultra Resources, Inc., entered into an agreement with a group of thirteen institutional investors providing for the private placement of $500.0 million in Senior Unsecured Notes. The Notes were issued in a series of tranches as described in the table below.

Amount	Term	Coupon Rate
$ 116.0 million	7 year term due in 2017	4.98%
$ 207.0 million	10 year term due in 2020	5.50%
$ 87.0 million	12 year term due in 2022	5.60%
$ 90.0 million	15 year term due in 2025	5.85%

The Notes closed in two tranches; $270.0 million that were issued on January 28, 2010, and $230.0 million that were issued on February 16, 2010. Net proceeds from the offering were used to repay existing bank debt and for general corporate purposes, including funding of the company’s Pennsylvania Marcellus Shale acquisition.

2010 Annual Shareholders’ Meeting

Ultra Petroleum’s 2010 Annual Shareholders’ Meeting will be held June 14, 2010 at 10:00 a.m. Central Daylight Time.

Crowne Plaza Hotel
425 N. Sam Houston Parkway East
Houston, Texas 77060

All shareholders are invited to attend the meeting. Shareholders are asked to sign and return their proxy form mailed with the annual report to ensure representation.

Conference Call Webcast Scheduled for May 5, 2010

Ultra Petroleum’s first quarter 2010 conference call will be available via live audio webcast at 11:00 a.m. Eastern Daylight Time (10:00 a.m. Central Daylight Time) Wednesday, May 5, 2010. To listen to this webcast, log on to www.ultrapetroleum.com and follow the link to the webcast. The webcast replay and podcast will be archived on Ultra Petroleum’s website through August 4, 2010.

Financial tables to follow.

Ultra Petroleum Corp.
Consolidated Statement of Operations (unaudited)
All amounts expressed in US$000's
	For the Quarter Ended
	March 31,
	2010	2009
Volumes
Oil liquids (Bbls)	321,874	319,408
Natural gas (Mcf)	46,568,489	40,191,281
MCFE - Total	48,499,733	42,107,729

Revenues
Oil sales	$22,377	$9,123
Natural gas sales	250,747	158,830
Total operating revenues	273,124	167,953

Expenses
Lease operating expenses	10,324	10,243
Production taxes	28,407	17,351
Gathering fees	11,955	10,791
Total lease operating costs	50,686	38,385

Transportation charges	15,905	13,355
Depletion and depreciation	51,267	60,661
Write-down of proved oil and gas properties	-	1,037,000
General and administrative	3,621	2,449
Stock compensation	2,781	2,125
Total operating expenses	124,260	1,153,975

Other income (expense), net	151	(2,613)
Interest and debt expense	(11,718)	(7,297)
Realized (loss) gain on commodity derivatives	(669)	20,355
Unrealized gain (loss) on commodity derivatives	182,020	186,073
Income (loss) before income taxes	318,648	(789,504)

Income tax provision (benefit) - current	1,805	23
Income tax provision (benefit) - deferred	114,467	(276,939)

Net income (loss)	$202,376	$(512,588)

Impairment of proved oil and gas properties, net of tax	$-	$673,013
Unrealized (gain) loss on commodity derivatives, net of tax	(117,403)	(120,761)
Adjusted net income	$84,973	$39,664

Operating cash flows (1)	$188,871	$124,186
(1) (see non-GAAP reconciliation)

Weighted average shares – basic	152,073	151,238
Weighted average shares – diluted	154,366	151,238

Earnings per share
Net income - basic	$1.33	$(3.39)
Net income - fully diluted	$1.31	$(3.39)

Adjusted earnings per share
Adjusted net income - basic	$0.56	$0.26
Adjusted net income - fully diluted (4)	$0.55	$0.26

Realized Prices
Oil liquids (Bbls)	$69.52	$28.56
Natural gas (Mcf), including realized gain (loss) on
commodity derivatives	$5.37	$4.46
Natural gas (Mcf), excluding realized gain (loss) on
commodity derivatives	$5.38	$3.95

Costs Per Mcfe
Lease operating expenses	$0.21	$0.24
Production taxes	$0.59	$0.41
Gathering fees	$0.25	$0.26
Transportation charges	$0.33	$0.32
Depletion and depreciation	$1.06	$1.44
General and administrative - total	$0.13	$0.11
Interest and debt expense	$0.24	$0.17
	$2.80	$2.95

Note: Amounts on a per Mcfe basis may not total due to rounding.

Adjusted Margins
Adjusted Net Income (2)	31%	21%
Adjusted Operating Cash Flow Margin (3)	69%	66%

Ultra Petroleum Corp.
Supplemental Balance Sheet Data (unaudited)
All amounts expressed in US$000's
	As of March 31,	As of December 31,
	2010	2009

Cash and cash equivalents	$6,017	$14,254
Long-term debt
Bank indebtedness	11,000	260,000
Senior Notes	1,035,000	535,000
	$1,046,000	$795,000

Ultra Petroleum Corp.
Reconciliation of Cash Flow and Cash Provided by Operating Activities
(unaudited)
All amounts expressed in US$000's

The following table reconciles net cash provided by operating activities with operating cash flow as derived from the company’s financial information. These statements are unaudited and subject to adjustment.

	For the Quarter Ended
	March 31,
	2010	2009

Net cash provided by operating activities	$168,678	$131,917
Net changes in operating assets and liabilities and other
non-cash items*	20,193	(7,731)
Cash flow from operations before changes in operating
assets and liabilities	$188,871	$124,186

(1) Operating cash flow is defined as net cash provided by operating activities before changes in operating assets and liabilities. Management believes that the non-GAAP measure of operating cash flow is useful as an indicator of an oil and gas exploration and production company's ability to internally fund exploration and development activities and to service or incur additional debt. The company has also included this information because changes in operating assets and liabilities relate to the timing of cash receipts and disbursements which the company may not control and may not relate to the period in which the operating activities occurred. Operating cash flow should not be considered in isolation or as a substitute for net cash provided by operating activities prepared in accordance with GAAP.

(2) Adjusted Net Income Margin is defined as Adjusted Net Income divided by the sum of Oil and Natural Gas Sales plus Realized Gain (Loss) on Commodity Derivatives

(3) Adjusted Operating Cash Flow Margin is defined as Operating Cash Flows divided by the sum of Oil and Natural Gas Sales plus Realized Gain (Loss) on Commodity Derivatives.

(4) For the period ended March 31, 2009, fully diluted shares excludes 2.6 million potentially dilutive instruments that were anti-dilutive due to the net loss for the period ended March 31, 2009.
*Other non-cash items include excess tax benefit from stock based compensation and other.

About Ultra Petroleum

Ultra Petroleum Corp. is an independent exploration and production company focused on developing its long-life natural gas reserves in the Green River Basin of Wyoming – the Pinedale and Jonah Fields and is in the early exploration and development stages in the Appalachian Basin of Pennsylvania. Ultra is listed on the New York Stock Exchange and trades under the ticker symbol “UPL”.  The company had 152,195,397 shares outstanding on April 30, 2010.

This release can be found at http://www.ultrapetroleum.com

This news release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The opinions, forecasts, projections or other statements, other than statements of historical fact, are forward-looking statements. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. Certain risks and uncertainties inherent in the company’s businesses are set forth in our filings with the SEC, particularly in the section entitled “Risk Factors” included in our Annual Report on Form 10-K for our most recent fiscal year and from time to time in other filings made by us with the SEC. These risks and uncertainties include increased competition, the timing and extent of changes in prices for oil and gas, particularly in Wyoming and Pennsylvania, the timing and extent of the company’s success in discovering, developing, producing and estimating reserves, the effects of weather and government regulation, availability of oil field personnel, services, drilling rigs and other equipment, and other factors listed in the reports filed by the company with the SEC. Full details regarding the selected financial information provided above will be available in the company’s report on Form 10-Q for the quarter ended March 31, 2010.

For further information contact:
Julie E. Danvers
Investor Relations Analyst
Phone: 281-876-0120 Extension 304
Email: info@ultrapetroleum.com
Website: www.ultrapetroleum.com